Form 3 — Joint Filer Information
Exhibit 99-1

Name:	American Life Insurance Company, Japan Branch*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise Energy Infrastructure Corporation (“TYG”)
Date of Event Requiring Statement:	May 12, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Associate General Counsel
*American Life Insurance Company, Japan Branch as direct owner/purchaser of $6,500,000 4.35% Senior Note, Series I, Due May 12, 2018 by MetLife Investment Advisors Company, LLC, the investment adviser.